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                                                                    EXHIBIT 99.1

                            Joint Filing Agreement

        The undersigned each agree that (i) the Statement on Schedule 13D relating to the Common Stock, $0.001 par value, of Good Times Restaurants Inc. is adopted and filed on behalf of each of them, (ii) all future amendments to such Statement on Schedule 13D will, unless written notice to the contrary is delivered as described below, be jointly filed on behalf of each of them, and
(iii) the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, apply to each of them. This Agreement may be terminated with respect to the obligation to jointly file future amendments to such Statement on
Schedule 13D as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one instrument.

                            THE BAILEY COMPANY, a Colorado limited partnership

                        By: The Erie County Investment Co.,
                            its general partner

                        By: /s/ William D. Whitehurst, Vice President
                            -----------------------------------------

                            THE ERIE COUNTY INVESTMENT CO.

                        By: /s/ William D. Whitehurst, Vice President
                            -----------------------------------------

                        By: /s/ Paul T. Bailey
                            -----------------------------------------
                            Paul T. Bailey

Dated: October 5, 1998